Exhibit 16.1

January 14, 2016

Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549-7561

Re: Quintec Corp.
Commission File No.: 333-195543

We have read the statements of Quintec Corp. pertaining to our firm included in Item 4.01 of the Form 8-K dated January 12, 2016 and are in agreement with the statements contained in that document as they pertain to our firm.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Salt Lake City, UT